Exhibit 99.1

Unofficial translation from Hebrew

Full and precise name of the Investor: Phoenix Amitim Israel Shares Partnership

To: FIMI Israel Opportunity Five, LP FIMI Opportunity Five, LP FIMI Israel Opportunity IV, LP FIMI Opportunity IV, LP (The “Sellers”)	To: Leader Underwriters (1993) Ltd.

Subject: Purchase of Shares of Gilat Satellite Networks Ltd.

1.
We hereby present to you an irrevocable offer to purchase from the Sellers shares of Gilat Satellite Networks Ltd. (the “Company”), which are listed for trading on the Tel Aviv Stock Exchange and the Nasdaq Stock Exchange (the “Shares”), together with non-tradeable options to purchase Shares from the Sellers (the “Options”), as a part of a transaction whose terms we have examined and found acceptable (the “Transaction”).

2.	Our offer is for the purchase of 2,388,815 Shares.

The Shares shall be sold for a price of USD 8 per Share, together with 4,728,545 non-tradeable Options (at no extra consideration), whereas each Option is for the purchase of one Ordinary Share from the Sellers until December 31, 2022, at a purchase price of USD 8.50 per Share (as adjusted for dividend distribution), subject to the terms sets forth in the option letter between us and the Sellers dated March 6, 2022 (attached as Exhibit A to this offer letter)..

3.
We hereby commit to transfer to you or to whom you instruct us the full consideration for our order in US dollars, against the transfer of the Shares sold as part of the Transaction off-exchange and without financial clearing, in a manner and time you instruct us.

4.
We hereby irrevocably represent and undertake that: (1) this order has been lawfully approved by our authorized organs and there is no impediment by any law or agreement to our engagement in this Transaction and its execution; (2) we comply with the conditions listed in the First Appendix to the Israel Securities Law, 5728-1968 (hereinafter: the “Securities Law”) and we are aware of the meaning of being an investor included in the First Appendix and agree to it; (3) the Shares purchased by us or for the holdings of members and insureds under our management and not for the purpose of distribution or sale to others, not in the name of other or for them, and not for our clients, except under the conditions permitted by the Securities Law and regulations enacted thereunder.

5.
We hereby represent and confirm that we have the ability, experience and financial, economic and business tools to analyze the viability of investing in the Shares of the Company and asses the risks and prospects of the Transaction independently and commit to its execution, and that we have the ability to consider and understand the tax implications relating to the Shares that will be sold to us.

6.
We hereby represent and confirm that we are aware of the fact that the Shares that will be sold to us, insofar as they are sold, will be sold without any representations or indemnification (AS IS), free from any debt, foreclosure, encumbrance, and/or other third party rights, except for trading restrictions detailed below. We hereby represent and confirm that we do not have, nor will have, any claim against the Sellers and/or against Leader, affiliates of any of them and/or anyone on their behalf (including their managers and / or employees and / or consultants and / or anyone on their behalf) regarding the sold Shares, insofar as they will be sold to us.

7.
We hereby represent and confirm that we are aware that the Sellers are an “affiliate” of the Company (as defined in U.S. securities laws) and that the Shares and Options (including the Share subject to the Options) have not been registered and are not being sold pursuant to a registration statement or prospectus in accordance with U.S. securities laws.  We are aware and confirm that the Shares that will be sold to us are restricted for 6 months and we undertake not to sell the Shares to any third party for a period of 6 months, other than in a non-exchange transaction to a party who represents in writing in advance that it is aware that the Sellers (as defined in the Offer Letter) are an “affiliate” of the Company (as defined in U.S. securities laws) and the Shares and the Options (including the Shares subject to the Options) have not been registered and are not being sold pursuant to a registration statement or prospectus in accordance with U.S. securities laws, and the Shares sold are subject to trading restrictions pursuant to U.S. securities laws.

8.
We confirm that we are aware that the Sellers rely on our statements set forth above, and that they may determine and change the scope of the Transaction, reject or cancel the Transaction, in whole or in part, at their sole discretion. The quantity sold to us (to the extent it is sold) will be specified in the acceptance notice sent to us (if and to the extent it is sent). In the event of the Sellers’ non-response to this offer and / or partial response, for any reason, we will not have any claims and / or demands towards the Sellers and / or towards Leader, affiliates of any of them, and / or their shareholders and / or their managers and / or employees and / or consultants and / or anyone on their behalf.

March 6, 2022	Dan Kerner/Hagai Shriver	/s/ Dan Kerner/Hagai Shriver
Date	Name	Signature